UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Bank of the Ozarks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

On April 10, 2017, as part of an internal corporate reorganization, Bank of the Ozarks, Inc., or the “Company,” and its wholly-owned bank subsidiary, Bank of the Ozarks, or the “Bank,” entered into an Agreement and Plan of Merger, referred to as the plan of merger, pursuant to which the Company will be merged with and into the Bank, with the Bank continuing as the surviving corporation, referred to as the reorganization. Before we complete the reorganization, the Company’s shareholders must approve the plan of merger and the reorganization. A special meeting of the Company’s shareholders will be held on June 23, 2017, for that purpose.

Pursuant to the plan of merger, each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the reorganization will be converted into one share of the Bank’s common stock, par value $0.01 per share, such that, following the reorganization, the separate corporate existence of the Company will cease and the share ownership of the Company immediately prior to the reorganization will become the share ownership of the Bank following the reorganization. The Bank will assume the Company’s equity compensation plans and any previously granted and outstanding Company stock options, restricted stock, and other stock-based awards and performance awards, and, following the reorganization, such awards will remain subject to the same terms and conditions that existed immediately prior to the reorganization, including vesting, exercisability and other restrictions.

The Company’s board of directors unanimously recommends that the Company’s shareholders vote “FOR” the approval of the plan of merger and the reorganization. We look forward to a successful completion of the reorganization and thank you for your prompt attention to this important matter.

George G. Gleason
Chairman and Chief Executive Officer
Bank of the Ozarks, Inc.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE REORGANIZATION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS, OR OTHER OBLIGATIONS OF ANY BANK. THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF YOUR INVESTMENT.

THIS DOCUMENT CONSTITUTES PART OF AN OFFERING CIRCULAR COVERING SECURITIES THAT ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 PURSUANT TO SECTION 3(A)(2) THEREOF. NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE ARKANSAS STATE BANK DEPARTMENT OR ANY OTHER FEDERAL OR STATE REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/offering circular is dated May 5, 2017 and is first being mailed to the Company’s shareholders on or about May 9, 2017.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 23, 2017

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”), will be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223, on June 23, 2017 at 8:30 a.m., local time, for the following purposes:

1.	To approve a proposal to adopt the Agreement and Plan of Merger, dated as of April 10, 2017, by and between the Company and its wholly-owned bank subsidiary, Bank of the Ozarks (the “Bank”), as such agreement may be amended from time to time, referred to as the “plan of merger,” a copy of which is attached as Appendix A, effecting an internal corporate reorganization in which the Company will be merged with and into the Bank, with the Bank continuing as the surviving corporation, referred to as the “reorganization.” When the reorganization becomes effective, each outstanding share of the Company’s common stock, par value $0.01 per share, will be automatically converted into one share of the Bank’s common stock, par value $0.01 per share, and the Bank will be owned directly by the Company’s shareholders in the same proportion as their ownership of the Company immediately prior to the reorganization. This is referred to as the reorganization proposal.

2.	To approve a proposal to authorize the Company’s board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the reorganization proposal or to vote on other matters properly brought before such special meeting, referred to as the adjournment proposal.

The Company will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The reorganization proposal is described in more detail in the accompanying proxy statement/offering circular, which you should read carefully in its entirety before voting. Only Company shareholders of record at the close of business on May 1, 2017 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

Under Arkansas law, shareholders who do not vote in favor of the reorganization proposal and follow certain procedural steps will be entitled to dissenters’ rights. See “Questions and Answers – Will I be entitled to dissenters’ rights?”

Your vote is very important. To ensure your representation at the special meeting, please complete, execute and promptly mail your proxy card in the return envelope enclosed. You may also vote by calling the toll-free number or by using the internet as further described in the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs.

The Company’s board of directors has approved the plan of merger and the transactions contemplated thereby, and recommends that you vote “FOR” the reorganization proposal and “FOR” the adjournment proposal (if necessary or appropriate).

By Order of the Board of Directors,

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

May 5, 2017

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any of the Company’s materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, the Company files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from the Company’s investor relations website at http://ir.bankozarks.com.

The Bank currently is not required to file reports with the SEC. In connection with the reorganization, it intends to register its common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following such registration, it will be subject to the reporting and other requirements of the Exchange Act. In accordance with the Exchange Act and as a bank that is not a member of the Federal Reserve System, the Bank will file certain reports, proxy materials, information statements and other information required by the Exchange Act with the Federal Deposit Insurance Corporation (“FDIC”), copies of which can be inspected and copied at the public reference facilities maintained by the FDIC, at the Public Reference Section, Room F-6043, 550 17th Street, N.W., Washington, DC 20429. Requests for copies may be made by telephone at (202) 898-8913 or by fax at (202) 898-3909. Certain financial and other information filed by the Bank with the FDIC will also be available electronically at the FDIC’s website at http://www.fdic.gov. Following the reorganization, the Bank will maintain the same investor relations website currently used by the Company at http://ir.bankozarks.com and will include the Bank’s filings at that location.

None of the information about the Company or the Bank maintained on the Company’s or the Bank’s website is incorporated into this proxy statement/offering circular by reference.

PROXY STATEMENT FOR THE

SPECIAL MEETING OF SHAREHOLDERS

OF BANK OF THE OZARKS, INC.

TO BE HELD ON JUNE 23, 2017

OFFERING CIRCULAR FOR BANK

OF THE OZARKS COMMON STOCK

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE SPECIAL MEETING

The following are answers to certain questions you may have regarding the reorganization and the special meeting. We urge you to read carefully the remainder of this proxy statement/offering circular, including the appendices, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Q:     What is the reorganization?

A:     Bank of the Ozarks, Inc. (the “Company”) and its wholly-owned bank subsidiary, Bank of the Ozarks (“the Bank”), have entered into an agreement and plan of merger (the “plan of merger”) pursuant to which the Company will be merged with and into the Bank, with the Company’s separate corporate existence ceasing and the Bank continuing as the surviving corporation, referred to herein as the “reorganization.” A copy of the plan of merger is attached as Appendix A to this proxy statement/offering circular. In order for us to complete the reorganization we need not only the approval of the shareholders of the Company but approval from the FDIC and the Arkansas State Bank Department (“ASBD”) of the reorganization and the plan of merger. Following the reorganization, shares of the Bank’s common stock will be traded on the NASDAQ Global Select Market under the same ticker symbol currently used by the Company, “OZRK.”

Q:    What is the purpose of the reorganization?

A:    The Company currently operates as the bank holding company of the Bank and conducts substantially all of its business through the Bank. The Company believes that the reorganization will further improve the combined entity’s efficiency by eliminating redundant corporate infrastructure and activities as well as the associated supervision and oversight from the Federal Reserve Board (“FRB”) applicable to registered bank holding companies.

Following the reorganization, shares of the Bank’s common stock will be owned directly by the Company’s shareholders in the same proportion as their ownership of the Company’s common stock immediately prior to the reorganization.

Q:     Why am I receiving this proxy statement/offering circular?

A:     We are delivering this document to you because it is a proxy statement being used by the Company’s board of directors to solicit proxies of the Company’s shareholders in connection with the approval and adoption of the plan of merger and the reorganization. In order to approve and adopt the plan of merger and the reorganization, the Company has called a special meeting of its shareholders, which we refer to as the special meeting. This document serves as a proxy statement for the special meeting and describes the proposals to be presented at the meeting.

This document also serves as the offering circular of the Bank with respect to the issuance of shares of the Bank’s common stock as described herein.

This proxy statement/offering circular contains important information about the reorganization proposal and the adjournment proposal being voted on at the meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:     What will Company shareholders receive in the reorganization?

A:     If the plan of merger is approved and the reorganization is completed, at the effective time of the reorganization, each share of Company common stock outstanding immediately prior to the effective time of the reorganization automatically will be converted into one share of Bank common stock. Company shareholders will not be required to surrender or exchange their stock certificates.

Q:    Will the Bank continue the Company’s stock, incentive and other benefit plans?

A:    The Bank will assume and continue all of the Company’s stock and other compensation, benefit and incentive plans and will assume all outstanding stock options, restricted stock, other stock-based awards and performance awards previously granted or incurred under such plans. In connection with the reorganization, each of the Company’s outstanding stock options, restricted stock, other stock-based awards and performance awards will be converted into a stock option, restricted stock, other stock-based award or performance award, respectively, covering the same number of shares of the Bank’s common stock, and with the same terms and conditions, including the same vesting, exercisability and other restrictions, which will not be affected by the reorganization.

Q:    Will the Bank keep the same stock exchange listing as the Company?

A:    It is expected that following the reorganization the Bank’s common stock will be listed on the NASDAQ Global Select Market under the same ticker symbol currently used by the Company, “OZRK.”

Q:    Will the Bank have the same management?

A:    After the reorganization, the Bank will have the same directors, with the same terms of service, as the Company had immediately prior to the reorganization. Officers of the Company immediately prior to the reorganization will hold substantially the same positions and titles with the Bank following the reorganization.

Q:     What are Company shareholders being asked to vote on and why is this approval necessary?

A:     Company shareholders are being asked to vote on the following proposals:

•	to adopt the plan of merger, a copy of which is attached as Appendix A to this proxy statement/offering circular, and the reorganization, which is referred to as the reorganization proposal; and

•	to authorize the Company’s board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the reorganization proposal, which is referred to as the adjournment proposal.

Shareholder approval of the reorganization proposal is required for completion of the reorganization. The Company will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Q:     If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:     No. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at the special meeting unless you provide a legal “proxy,” which you must obtain from your broker, bank or other nominee.

Q:     What if I fail to instruct my broker to vote my shares?

A:     If you fail to instruct your broker, bank or other nominee to vote your shares held in “street name” the broker, bank or other nominee may submit an unvoted proxy (a broker “non-vote”) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the proposals, and will have the same effect as a vote “AGAINST” the reorganization proposal and will have no effect on the adjournment proposal.

Q:     How does the Company’s board of directors recommend that shareholders vote at the special meeting?

A:     The Company’s board of directors unanimously recommends that shareholders vote “FOR” the reorganization proposal and “FOR” the adjournment proposal.

Q:     What do I need to do now?

A:     After you have carefully read this document, including the information incorporated into this document by reference, indicate on your proxy card how you want your shares to be voted. Then date, sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions. You are encouraged to vote through the internet or by telephone.

Q:     Can I attend the special meeting and vote my shares in person?

A:     Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record, and you must ask your broker how you can vote your shares at the special meeting.

Q:     Can I change my vote after I return my proxy card?

A:     Yes. If you are the record holder of your shares, you may revoke your proxy in any one of three ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting; (2) you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811, Attention: Corporate Secretary; or (3) you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

If your shares are held of record by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:     Will I be entitled to dissenters’ rights?

A:     Yes. Company shareholders who do not vote in favor of the reorganization proposal and follow certain procedural steps will be entitled to dissenters’ rights under Subchapter 13 of the Arkansas Business Corporation Act (“ABCA”), provided that they take the steps required to perfect their rights thereunder. For further information, see “The Reorganization and Plan of Merger – Dissenters’ Rights” below. In addition, a copy of the relevant portions of Subchapter 13 of the ABCA is attached as Appendix B to this proxy statement/offering circular.

Q:     Should I send in my stock certificates now?

A:     No, please do not send your Company stock certificates with your proxy card. If the plan of merger is approved and the reorganization is consummated, then at the effective time of the reorganization, your Company stock certificates will automatically represent an equal number of shares of Bank common stock. Following the reorganization, you may (but need not) surrender such certificate to the Bank’s transfer agent and receive a new certificate evidencing Bank common stock.

Q:     When do you expect the reorganization to be completed?

A:     The Company currently expects to complete the reorganization late in the second quarter or in the third quarter of 2017, assuming all of the conditions to completion of the reorganization have been timely satisfied, although delays could occur.

Q:     Will I be able to sell the shares of Bank common stock that I receive in the reorganization?

A:     Yes, in most cases. The shares of Bank common stock to be issued in the reorganization will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), but are exempt from the registration requirements under Section 3(a)(2) and Section 18 of the Securities Act and therefore may be freely resold.

Q:    What will happen if the reorganization proposal is not approved by holders of a majority of the outstanding shares of Company common stock?

A:    If the shareholders do not approve the reorganization proposal, the Company and the Bank will likely terminate the plan of merger. The Company expects that it would continue to operate in its current holding company structure, rather than in the simpler structure that is being proposed. In that case, the Company would likely continue to incur certain costs, such as administrative costs, that could potentially be avoided if the reorganization were completed and the structure simplified.

Q:     Whom should I call with questions?

A:     If you have any questions concerning the reorganization or this proxy statement/offering circular, would like additional copies of this proxy statement/offering circular, or need help voting your shares of Company common stock, please contact Susan Blair, Executive Vice President, at the following address or telephone number: P. O. Box 8811, Little Rock, Arkansas 72231-8811 or (501) 978-2217.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the plan of merger and the reorganization. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/offering circular, the “Company” refers to Bank of the Ozarks, Inc., and the “Bank” refers to the Company’s wholly-owned bank subsidiary, Bank of the Ozarks. Also, we refer to the proposed merger of the Company with and into the Bank as the “reorganization,” and the Agreement and Plan of Merger, dated April 10, 2017, by and between the Company and the Bank as the “plan of merger.”

The Reorganization

The terms and conditions of the reorganization by which the Company will be merged with and into the Bank are contained in the plan of merger, a copy of which is attached to this document as Appendix A. We encourage you to read that agreement carefully.

Parties to the Reorganization (page 31)

Bank of the Ozarks, Inc., an Arkansas corporation, is the parent bank holding company for Bank of the Ozarks, an Arkansas state banking corporation. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” At March 31, 2017, the Company had consolidated total assets of approximately $19.15 billion, total deposits of approximately $15.71 billion and total common shareholders’ equity of approximately $2.87 billion. At March 31, 2017, the Bank conducted operations through 250 offices, including offices in Arkansas, Georgia, Florida, North Carolina, Texas, Alabama, South Carolina, New York and California.

The principal executive offices of the Company and the Bank are located at 17901 Chenal Parkway, Little Rock, Arkansas 72223, and the telephone number is (501) 978-2265.

Effects of the Reorganization (page 17)

If the plan of merger is approved and the reorganization is subsequently completed, at the effective time of the reorganization, the outstanding shares of the Company’s common stock, par value $0.01 per share, will automatically be converted into an equal number of shares of the Bank’s common stock. Certificates for the shares of the Company’s common stock will automatically represent shares of the Bank’s common stock.

Immediately following the reorganization, the Bank will have substantially the same consolidated assets, liabilities and shareholders’ equity as the Company had immediately prior to the reorganization.

After consummation of the reorganization, the business of the Bank will remain unchanged. The Bank will continue to have the same directors, with the same terms of service, after the reorganization as the Company had immediately prior thereto. Officers of the Company immediately prior to the reorganization will hold substantially the same positions and titles with the Bank following the reorganization, and it is expected that the employees of the Bank will continue in their respective capacities. The offices and other business premises of the Bank will likewise continue to be occupied by the Bank.

What Company Shareholders Will Receive in the Reorganization (page 17)

If the plan of merger is approved and the reorganization is subsequently completed, each share of Company common stock outstanding immediately prior to the effective time of the reorganization automatically will be converted into one share of Bank common stock. Company shareholders will not be required to surrender or exchange their stock certificates.

The Bank will assume and continue all of the Company’s stock and other compensation, benefit and incentive plans and will assume all outstanding stock options, restricted stock, other stock-based awards and performance awards previously granted or incurred under such plans. In connection with the reorganization, each of the Company’s outstanding stock options, restricted stock, other stock-based awards and performance awards will be converted into a stock option, restricted stock, other stock-based award or performance award, respectively, covering the same number of shares of the Bank’s common stock, and with the same terms and conditions, including the same vesting, exercisability and other restrictions, which will not be affected by the reorganization.

Recommendation of the Company’s Board of Directors (page 16)

After careful consideration, the Company’s board of directors determined that the plan of merger and the transactions contemplated by the plan of merger, constituting the reorganization, are fair, advisable and in the best interests of the Company and its shareholders and approved the plan of merger and the reorganization. The Company’s board of directors recommends that you vote “FOR” the reorganization proposal and “FOR” the adjournment proposal. For the factors considered by the Company’s board of directors in reaching its decision to approve the plan of merger and the reorganization, see “The Reorganization and Plan of Merger—The Company’s Reasons for the Reorganization; Recommendation of the Company’s Board of Directors” on page 16.

Special Meeting of Shareholders (page 14)

The Company will hold a special meeting of its shareholders on June 23, 2017, at 8:30 a.m., local time, at 17901 Chenal Parkway, Little Rock, Arkansas 72223. At the special meeting, shareholders will be asked to vote on the following proposals:

1.	To approve a proposal to adopt the plan of merger and the reorganization, referred to as the reorganization proposal; and

2.	To approve a proposal to authorize the Company’s board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the reorganization proposal, referred to as the adjournment proposal.

Shareholder approval of the reorganization proposal is required to complete the reorganization. The Company will transact no business other than as listed above at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

You may vote at the special meeting of shareholders if you owned shares of Company common stock at the close of business on the record date, May 1, 2017. On that date, there were 121,577,177 shares of Company common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock you owned on the record date.

Approval of the reorganization proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of Company common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the reorganization. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Company common stock represented in person or by proxy at the special meeting and entitled to vote on the adjournment proposal.

Even if you expect to attend the special meeting, the Company recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Company Shareholders Have Dissenters’ Rights (page 20)

Company shareholders who do not vote in favor of the reorganization proposal (including by failing to vote or marking “ABSTAIN” on their proxy card) and follow certain procedural steps will be entitled to dissenters’ rights under Subchapter 13 of the ABCA, provided they take the steps required to perfect their rights thereunder. These procedural steps include, among others: (1) delivering to the Company, before the shareholder vote is taken for the reorganization at the special meeting, written notice of intent to demand payment for the shares of Company common stock if the reorganization is effected, (2) not voting her, his or its shares in favor of the reorganization, and (3) timely filing a payment demand after the reorganization is effected. For more information, see “The Reorganization and Plan of Merger – Dissenters’ Rights.”

Interests of Company Executive Officers and Directors in the Reorganization (page 19)

The executive officers and directors of the Company will hold the same offices with the Bank after the reorganization as they held with the Company prior to the reorganization, and will continue to be entitled to the same compensation and equity-based and other incentive awards as they held immediately prior to the reorganization. As such, other than their interest as Company shareholders, the executive officers and directors of the Company do not have any material interests in the reorganization.

Material United States Federal Income Tax Consequences of the Reorganization (page 23)

The Company and the Bank intend that the reorganization be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for United States federal income tax purposes. It is expected that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to the exchange of your shares of Company common stock for shares of Bank common stock in the reorganization.

You should read “Material United States Federal Income Tax Consequences of the Reorganization” on page 23 for a more complete discussion of the federal income tax consequences of the reorganization. Tax matters can be complicated and the tax consequences of the reorganization to you will depend on your particular tax situation and could vary from the general consequences described above. We strongly recommend that you consult your tax advisor to fully understand the tax consequences of the reorganization to you.

Regulatory Approvals Required for the Reorganization (page 22)

To complete the reorganization, the Company must receive the prior approval of the FDIC and the ASBD. The applications for approval of the reorganization were filed with the FDIC on April 14, 2017 and with the ASBD on April 24, 2017. In addition, the Company and the Bank will file articles of merger with the ASBD and the Arkansas Secretary of State, and the Company and the Bank will comply with any obligations to make filings with the SEC and the FDIC relating to the merger and reorganization under the Securities Act and the Exchange Act.

Conditions to the Reorganization (page 19)

Completion of the reorganization depends on a number of conditions being satisfied or waived, including the following:

•	approval and adoption of the plan of merger by the Company’s shareholders;

•	all regulatory approvals and third-party consents must have been obtained and remain in full force, including approval for listing on NASDAQ of the Bank’s common stock to be issued in the reorganization, and all statutory waiting periods must have expired or been terminated;

•	the Company’s board of directors shall have received satisfactory evidence that the reorganization will not cause holders of Company common stock to recognize gain or loss for United States federal income tax purposes; and

•	the consummation of the reorganization shall not be illegal or otherwise prohibited and no temporary, preliminary or permanent restraining order preventing the consummation of the reorganization shall be in effect.

We cannot be certain when, or if, the conditions to the reorganization will be satisfied or waived or whether or not the reorganization will be completed.

Termination of the Plan of Merger (page 19)

Pursuant to its terms, at any time prior to the consummation of the reorganization, the plan of merger may be terminated and the reorganization abandoned by mutual consent of the Company’s and the Bank’s boards of directors.

Description of Bank Capital Stock and Comparison of Shareholders’ Rights (page 25)

The rights of Company shareholders who become Bank shareholders as a result of the reorganization will continue to be governed by Arkansas law. After the reorganization is completed, the articles of incorporation and bylaws of the Bank, rather than the articles of incorporation and bylaws of the Company, will govern your rights as a Bank shareholder. The material differences between these organizational documents and the rights of shareholders of the Company and shareholders of the Bank, as well as a description of the Bank common stock to be issued in the reorganization, are set forth in more detail under the section “Description of Bank Capital Stock and Comparison of Shareholders’ Rights” beginning on page 25.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about: (a) the financial condition, results of operations and business of the Company and the Bank; (b) the benefits of the reorganization, including future financial and operating results and cost savings that may be realized from the reorganization; (c) the respective plans, objectives, expectations and intentions of the Company or the Bank and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, including the risks and uncertainties listed in “Risk Factors” beginning on page 9 of this proxy statement/offering circular, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	higher than expected costs and expenses incurred in connection with the reorganization;

•	the cost savings from the reorganization may not be fully realized or may take longer to realize than expected;

•	disruptions to the businesses of the Company and the Bank as a result of the announcement and pendency of the reorganization;

•	regulatory approvals of the reorganization may not be obtained, or adverse regulatory conditions may be imposed in connection with regulatory approvals of the reorganization;

•	other closing conditions to the reorganization may not be satisfied on the expected terms, schedule, or at all, including approval by the Company’s shareholders, and other delays in closing the reorganization may occur;

•	adverse governmental or regulatory policies may be enacted;

•	the outcome of any legal proceeding related to the reorganization that may be instituted against the Company or the Bank; and

•	material adverse changes in the Company’s or the Bank’s operations or earnings.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either the Company or the Bank or any person acting on the Company’s or the Bank’s behalf are expressly qualified in their entirety by the cautionary statements above. Neither the Company nor the Bank undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

RISK FACTORS

By approving the reorganization, at the effective time Company shareholders will automatically receive Bank common stock, and thus will be investing in Bank common stock. An investment in the Bank’s common stock in connection with the reorganization involves risks. The following risks and other information in this document should be carefully considered before deciding how to vote your shares. These risks may adversely affect the Bank’s financial condition, results of operations or liquidity. Many of these risks are out of the Bank’s direct control, though efforts are made to manage those risks while optimizing financial results. These risks are not the only ones the Bank faces. Additional risks and uncertainties that the Bank is not aware of or focused on or that it currently deems immaterial may also adversely affect its business and operation.

Because the operations of the Company are conducted through the Bank, the risks faced by the Bank are substantially the same as those faced by the Company. For a description of such risks, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which item is incorporated herein by reference. In addition, risks that are specific to the reorganization and/or the Bank are described below.

The reorganization is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the Bank.

Before the reorganization may be completed, various approvals or consents must be obtained from federal and state governmental entities. These governmental entities may impose conditions on the completion of the reorganization or require changes to the terms of the reorganization. Although the Company does not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the reorganization or imposing additional costs on or limiting the revenues of the Bank following the reorganization, any of which might have a material adverse effect on the Bank following the reorganization. For more information, see “The Reorganization and Plan of Merger – Regulatory Approvals Required for the Reorganization” beginning on page 22.

The reorganization will not be completed unless important conditions are satisfied.

Specified conditions set forth in the plan of merger must be satisfied or waived to complete the reorganization. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the reorganization will not occur or will be delayed and each of the Company and the Bank may lose some or all of the intended benefits of the reorganization. The following conditions, in addition to other closing conditions, must be satisfied or, if permissible, waived before the Company and the Bank complete the reorganization:

•	the approval of the plan of merger and reorganization by the requisite vote of the Company’s shareholders;

•	the receipt of all material regulatory approvals required for consummation of the reorganization, including the approval for listing on NASDAQ of the Bank’s common stock to be issued in the reorganization;

•	the absence of any order by a court or regulatory authority that enjoins or prohibits the reorganization; and

•	receipt by the Company’s board of directors of satisfactory evidence that the reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

The reorganization may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your company shares.

The Company and the Bank intend the reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, the Company will, as a condition to closing, obtain satisfactory evidence that the reorganization will constitute a “reorganization” under Code Section 368(a) for federal income tax purposes. If the reorganization fails to qualify as such a reorganization, Company shareholders generally would recognize gain or loss on each share of Company common stock surrendered in an amount equal to the difference between such shareholders’ adjusted tax basis in that share and the fair market value of the consideration received in exchange for that share upon completion of the reorganization.

The Company and/or the Bank may be subject to claims and litigation pertaining to the reorganization that could prevent or delay the completion of the reorganization.

Any lawsuits filed in connection with the proposed reorganization could prevent or delay completion of the reorganization and result in substantial costs to the Company and the Bank, including any costs associated with indemnification of directors and officers of the Company and the Bank. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against the Company, the Bank or their boards of directors in connection with the reorganization that remains unresolved at the effective time of the reorganization may adversely affect the Bank’s business, financial condition, results of operations and cash flows.

The Bank may need to raise additional capital in the future to continue to grow, but that capital may not be available when needed.

Federal and state bank regulators require the Bank to maintain adequate levels of capital to support operations. At March 31, 2017, the Bank’s regulatory capital ratios were at “well-capitalized” levels under regulatory guidelines. However, the Bank’s business strategy calls for continued growth in its existing banking markets (through currently operating offices, opening additional offices and making additional acquisitions) and to expand into new markets as appropriate opportunities arise. Growth in assets at rates in excess of the rate at which the Bank’s capital is increased through retained earnings will reduce its capital ratios unless it continues to increase capital through external sources. If the Bank’s capital ratios were to fall below “well-capitalized” levels, the FDIC insurance assessment rate would increase until capital is restored and maintained at a “well-capitalized” level. Additionally, should the Bank’s capital ratios fall below “well-capitalized” levels, certain funding sources could become more costly or could cease to be available to the Bank until such time as capital is restored and maintained at a “well-capitalized” level. A higher assessment rate resulting in an increase in FDIC insurance premiums, increased cost of funding or loss of funding sources could have an adverse effect on the Bank’s financial condition, results of operations and liquidity.

The Bank may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. Prior to the reorganization, the Company was able to raise capital and contribute the proceeds to the Bank as its subsidiary; following the reorganization, the Bank will be required to raise additional capital directly. Because the Bank will be a publicly-traded company, a likely source of additional funds is the capital markets, accomplished generally through the issuance of equity, including common stock, preferred stock, warrants, depository shares, stock purchase contracts or stock purchase units, and the issuance of senior debt or subordinated debt. The Bank’s ability to raise additional capital, including senior debt or subordinated debt, if needed, will depend, among other things, on conditions in the equity and/or debt markets at that time, which are outside of its control, and its financial performance. Other than common stock, any issuance of equity or debt by the Bank will require the prior approval of the ASBD, and may be accompanied by time delays associated with obtaining such approval. If market conditions change during any time delays associated with obtaining regulatory approval, the Bank may not be able to issue equity or debt on as favorable terms as were contemplated at the time of commencement of the process, or at all.

The Bank cannot assure you that access to such external capital and liquidity sources will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of debt purchasers, our depositors or counterparties participating in the capital markets, may materially and adversely affect its capital costs and its ability to raise capital and/or debt and, in turn, its liquidity. If the Bank cannot raise additional capital when needed, its ability to expand through internal growth or acquisitions or to continue operations could be impaired.

The price of the Bank’s common stock will be affected by a variety of factors, many of which are outside the Bank’s control.

Stock price volatility may make it more difficult for investors to sell shares of the Bank’s common stock at times and prices they find attractive. The Bank’s common stock price may fluctuate significantly in response to a variety of factors, including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations or changes in recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to the Bank;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	perceptions in the marketplace about the Bank and/or its competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving the Bank or its competitors; and

•	changes in governmental regulations.

General market fluctuations, industry factors and general economic and political conditions and events such as economic slowdowns, expected or incurred interest rate changes, credit loss trends and various other factors and events could adversely affect the price of the Bank’s common stock.

The Bank cannot guarantee that it will pay dividends to common shareholders in the future.

The Bank’s shareholders are only entitled to receive dividends on its common stock as the Bank’s board of directors may declare out of funds legally available for such payments. Although the Company has historically declared such dividends, the Bank is not required to do so and may reduce or eliminate its common stock dividend in the future. The Bank’s ability to pay dividends to its shareholders is subject to the restrictions set forth in Arkansas law, by the Bank’s federal regulator, and by certain covenants contained in the indentures governing the trust preferred securities, the subordinated debentures and the subordinated notes that will be assumed in the reorganization by the Bank. There can be no assurance that the Bank will pay dividends to its common shareholders in the future.

The holders of the subordinated debentures and subordinated notes that will be assumed by the Bank in the Reorganization will have rights that are senior to those of its common shareholders and any future debt or preferred equity securities it may offer may adversely affect the market price of the Bank’s common stock.

At March 31, 2017, the Company had an aggregate of $118 million of floating rate subordinated debentures and related trust preferred securities outstanding, all of which will be assumed by the Bank in the reorganization. The Company (and, following the reorganization, the Bank) guarantees payment of the principal and interest on the trust preferred securities, and such debentures will be senior to shares of the Bank’s common stock. As a result, the Bank must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on shares of its common stock and, in the event of the Bank’s bankruptcy, dissolution or liquidation, the holders of the subordinated debentures would receive a distribution from its available assets before any distributions could be made to the holders of common stock. The Bank has the right to defer distributions on the subordinated debentures and the related trust preferred securities for up to five years, during which time no dividends may be paid to holders of the Bank’s common stock.

At March 31, 2017, the Company had an aggregate principal amount of $225 million of subordinated notes which will be assumed by the Bank in the reorganization and will be senior to shares of the Bank’s common stock. In the event of the Bank’s bankruptcy, dissolution or liquidation, the holders of the subordinated notes would receive a distribution from its available assets before any distribution could be made to the holders of common stock.

The Bank may from time to time issue debt securities, which would be senior to its common stock upon liquidation, and/or preferred equity securities, which in turn may be senior to its common stock for purposes of dividend distributions or upon liquidation, or the Bank may borrow money through other means. The Bank’s board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of its shareholders, so long as the Bank obtains the prior approval of the Arkansas Bank Commissioner to issue such securities. The Bank’s board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Bank’s common stock with respect to dividends or upon its dissolution, winding-up and liquidation and other terms. If the Bank issues preferred stock in the future that has a preference over its common stock with respect to the payment of dividends or upon its liquidation, dissolution, or winding up, or if it issues preferred stock with voting rights that dilute the voting power of its common stock, the rights of holders of its common stock or the market price of its common stock could be adversely affected.

The Bank’s common stock trading volume may not provide adequate liquidity for investors.

Although shares of the Bank’s common stock are expected to be listed on the NASDAQ Global Select Market, the average daily trading volume in the common stock may be less than that of larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which the Bank has no control. Significant sales of the Bank’s common stock in a brief period of time, or the expectation of these sales, could adversely affect the liquidity of the common stock in the marketplace and/or cause a decline in the price of the common stock.

Future issuances of additional equity securities could result in dilution of existing shareholders’ equity ownership.

In connection with the reorganization, the Bank will assume all of the obligations of the Company with respect to outstanding stock options, stock awards and stock grants under the assumed employee and director stock-based incentive plans. In addition, the Bank may determine from time to time to issue additional equity securities to raise additional capital, support growth, or to make acquisitions. Further, in the future it may issue additional stock options, grant restricted stock awards or other stock grants to retain, compensate and/or motivate its employees and directors. These assumed obligations and potential future issuances of the Bank’s securities may dilute the voting and economic interests of existing shareholders.

Issuing additional shares of the Bank’s common stock to acquire other banks and/or bank holding companies may result in dilution for the Bank’s shareholders and may adversely affect the market price of the Bank’s stock.

In connection with the Bank’s growth strategy, it may issue in the future, shares of its common stock to acquire additional banks, bank holding companies, and/or other businesses related to the financial services industry. Resales of substantial amounts of common stock in the public market and the potential of such sales could adversely affect the prevailing market price of the Bank’s common stock and impair its ability to raise additional capital through the sale of equity securities.

The Bank’s common stock is not an insured deposit.

Shares of the Bank’s common stock are not a bank deposit and, therefore, losses in value are not insured by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in shares of the Bank’s common stock is inherently risky for the reasons described in this “Risk Factors” section of this proxy statement/offering circular, and is subject to the same market forces and investment risks that affect the price of common stock in any other company, including the possible loss of some or all principal invested.

SPECIAL MEETING OF SHAREHOLDERS

The Company is mailing this proxy statement/offering circular to you, as a shareholder of the Company, on or about May 9, 2017. With this document, the Company is sending you a notice of the Company’s special meeting of shareholders and a form of proxy that is solicited by the Company’s board of directors. The special meeting will be held on June 23, 2017 at 8:30 a.m., local time, at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223.

Matters to be Considered

At the special meeting, shareholders will be asked to:

•	approve a proposal to adopt the plan of merger and the reorganization, referred to as the reorganization proposal; and

•	approve a proposal to authorize the board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the reorganization proposal, referred to as the adjournment proposal.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. If you are the record holder of your Company shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting;

•	you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811, Attention: Corporate Secretary; or

•	you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker in “street name,” you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the reorganization proposal and “FOR” approval of the adjournment proposal. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The solicitation of proxies is being made by the Company primarily by mail, but may also be made in person or by telephone, facsimile or email by officers, directors and employees of the Company. The cost of solicitation of proxies will be borne by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

Record Date

The close of business on May 1, 2017 has been fixed as the record date for determining the Company’s shareholders entitled to receive notice of and to vote at the special meeting of shareholders. As of the close of business on the record date, 121,577,177 shares of the Company’s common stock were issued and outstanding and entitled to vote at the special meeting.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Approval of the reorganization proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of Company common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the reorganization proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Company common stock represented in person or by proxy at the special meeting and entitled to vote on the adjournment proposal. Broker non-votes will have no effect on the adjournment proposal. Votes will be counted by the inspector of election appointed for the special meeting.

Reorganization Proposal

As discussed throughout this document, the Company is asking its shareholders to approve the reorganization proposal. Holders of Company common stock should carefully read this document in its entirety, including the appendices, for more detailed information concerning the plan of merger and the reorganization. In particular, holders of Company common stock are directed to the plan of merger, a copy of which is attached as Appendix A to this document and incorporated into this document by reference.

The Company’s board of directors has determined that the plan of merger and the transactions contemplated by the plan of merger, including the reorganization, are fair, advisable and in the best interests of the Company and its shareholders, and has approved the plan of merger and the transactions contemplated by the plan of merger.

The board of directors recommends a vote “FOR” the reorganization proposal.

Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the reorganization proposal.

If, at the special meeting, the number of shares of Company common stock present or represented and voting in favor of the reorganization proposal is insufficient to approve the reorganization proposal, the Company intends to move to adjourn the special meeting in order to enable the board of directors to solicit additional proxies for approval of the reorganization proposal. In that event, the Company will ask the shareholders to vote only upon the adjournment proposal and not the reorganization proposal.

In the adjournment proposal, the Company is asking its shareholders to authorize the holder of any proxy solicited by the board of directors to vote in favor of granting discretionary authority to the board of directors to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, the Company could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of new proxies from shareholders who have previously voted.

The board of directors recommends a vote “FOR” the adjournment proposal.

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought before the special meeting by the Company, and the Company does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE REORGANIZATION AND PLAN OF MERGER

The description of the reorganization and the plan of merger contained in this proxy statement/offering circular describes what we believe are the material effects of the reorganization and the material terms of the plan of merger. This summary description, however, is qualified in its entirety by reference to the plan of merger, which is attached to this proxy statement/offering circular as Appendix A and incorporated herein by reference.

General

The plan of merger provides for the merger of the Company with and into the Bank, with the Company’s separate corporate existence ceasing at the effective time of the reorganization, and the Bank continuing as the surviving corporation. If the Company’s shareholders approve the reorganization and adopt the plan of merger at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the reorganization are met or waived (to the extent permitted by law), we anticipate that the reorganization will be completed late in the second quarter or in the third quarter of 2017, although delays beyond that expected time frame could occur.

The Company’s Reasons for the Reorganization; Recommendation of the Company’s Board of Directors

The Company’s board of directors believes that the reorganization, on the terms and conditions set forth in the plan of merger, is fair, advisable and in the best interests of the Company and its shareholders. Accordingly, the Company’s board of directors has approved the plan of merger and the transactions contemplated thereby, including the reorganization, and unanimously recommends that the Company’s shareholders vote “FOR” adoption and approval of the plan of merger and the transactions contemplated thereby, including the reorganization.

The Company’s board of directors, prior to and in reaching its decision to approve the plan of merger and the transactions contemplated thereby and to recommend that the Company’s shareholders adopt and approve the plan of merger and the transactions contemplated thereby, consulted with the Company’s management and advisors and considered a variety of potential positive factors, potential risks and potential negative factors relating to the reorganization, including, without limitation or in any particular order of importance, the following:

•	the reorganization is expected to lead to managerial, operational and administrative cost savings and efficiencies associated with the elimination of redundant activities, including but not limited to, simplified financial reporting (consolidated accounting), elimination of regulatory oversight by the FRB with respect to bank holding company activities, decreased registration fees as the Bank’s stock is exempt from registration under the Securities Act and consolidation of governance and organizational structure, including Company/Bank policies and procedures, risk management, and the elimination of dual boards of directors and joint board meetings;

•	certain transactions by the Bank will be subject to ASBD regulatory review or approval, including but not limited to, increases or reduction in authorized shares of stock, issuance of preferred stock, issuance or retirement of debt instruments (including capital notes and debentures), reduction in the amount or retirement of any part of its common or preferred capital stock, and the conduct of certain types of activities that are incidental or closely related to banking;

•	the possibility of delays in accessing the capital markets for the issuance of equity (other than common stock) or debt securities associated with seeking the prior approval of the ASBD;

•	the expectation that the merger of the Company into the Bank, with the Bank continuing as the surviving entity, would qualify as a “reorganization” for United States federal income tax purposes; and

•	the regulatory and other approvals required in connection with the reorganization and the likelihood that the approvals needed to complete the reorganization would be obtained without unacceptable conditions.

The Board considered the consequences of the reorganization under the regulatory scheme described above and concluded that the bank regulatory requirements applicable to the Bank following the reorganization would not materially restrict future business activity which the Bank is likely to pursue.

The foregoing discussion of the factors considered by the Company’s board of directors is not intended to be exhaustive, but rather a summary of the material factors considered by the board of directors. In reaching its decision to approve and adopt the plan of merger, including the reorganization, the board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered the various factors as a whole, including discussions with, and questioning of, management and the Company’s advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” on page 9.

Effects of the Reorganization

Conversion of Securities

At the effective time of the reorganization, each share of Company common stock issued and outstanding immediately prior to the effective time will be automatically, and without any action on the part of the holder of such common stock, be converted into one share of Bank common stock and each stock option, share of restricted Company common stock or other stock-based awards or performance-based awards with respect to shares of Company common stock outstanding immediately prior to the effective time shall automatically be converted into a Bank stock option, share of restricted Bank stock or other stock-based award or performance-based award with respect to shares of Bank common stock, remaining subject to the same terms and conditions to which the Company’s stock options, restricted stock and other stock-based awards and performance awards are subject, including as to vesting, exercisability and other restrictions, which will not be affected by the reorganization. To more fully implement and continue the incentive awards, at the effective time of the reorganization the Bank will also assume the Company’s existing employee and non-employee director stock-based benefit plans.

Immediately after the effective time of the reorganization, each certificate or book entry representing issued and outstanding shares of Company common stock shall represent the same number of shares of Bank common stock. At and after the effective time, all of the outstanding certificates which immediately prior to the effective time represented shares of Company common stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Bank common stock into which the shares of Company common stock formerly represented by such certificates have been converted. The registered owner on the books and records of the Company or its transfer agents of any such outstanding stock certificates shall be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of Bank common stock evidenced by such outstanding certificate. After the effective time, Company shareholders will be entitled, if they so desire, to exchange their existing stock certificates for new certificates evidencing shares of Bank common stock, although they will not be required to surrender or exchange their stock certificates in connection with the reorganization.

Management and Operations After the Reorganization

After consummation of the reorganization, the business of the Bank will remain unchanged. The Bank and the Company currently have the same directors, and it is expected that the Bank will continue to have the same directors, with the same terms of service, after the reorganization as the Company had immediately prior thereto. Officers of the Company immediately prior to the reorganization will hold substantially the same positions and titles with the Bank following the reorganization. The offices and other business premises of the Bank will likewise continue to be occupied by the Bank, and the Bank will assume all of the contractual obligations of the Company, including the Company’s outstanding trust preferred securities in the aggregate principal amount of approximately $118 million, and the Company’s subordinated notes in the principal amount of $225 million.

The articles of incorporation and bylaws of the Bank are substantially similar to the articles of incorporation and bylaws of the Company as in effect immediately prior to the time of the reorganization. Immediately following the reorganization, the Bank will have the same outstanding capital stock with the same rights and privileges as the outstanding capital stock of the Company immediately prior to the reorganization. Immediately after the reorganization, the Bank will have substantially the same consolidated assets, liabilities and shareholders’ equity as the Company.

After the reorganization, the Bank’s board of directors will have the same corporate governance and oversight committees, including the Nominating and Governance Committee, the Audit Committee, the Personnel and Compensation Committee and the Risk Committee, as the Company’s board of directors had immediately prior to the reorganization, including the same committee charters and committee chairmen as were in place prior to the reorganization.

The Bank will continue to be subject to regulation by the ASBD and by the FDIC, whereas the Company is not itself directly subject to any bank regulatory requirements. Accordingly, (i) the Bank will be restricted in its ability to engage in certain types of activities that are not incidental or closely related to banking which the Company presently may engage in without restriction; (ii) certain transactions by the Bank will be subject to regulatory review or approval, including but not limited to increases or reductions in authorized shares of stock, issuance of preferred stock, issuance or retirement of debt instruments, reduction in the amount or retirement of any part of its common or preferred stock, changes of control, merger transactions with other depository institutions or bank holding companies, and certain types of activities that are incidental or closely related to banking, and (iii) the Bank’s operations and activities must conform to and comply with standards of safety and soundness as required by Arkansas and federal law and regulations. The Company is currently subject to regulation by the FRB; following the reorganization, the Bank will not be subject to FRB regulation (except such regulations as are made applicable to the Bank by law and regulations of the FDIC).

Pursuant to Section 3(a)(2) of the Securities Act, securities issued by the Bank, including the common stock to be issued in connection with the reorganization, are exempt from registration under the Securities Act. Following the reorganization, the Bank’s common stock will be registered under the Exchange Act, which vests the FDIC with the power to administer and enforce certain sections of the Exchange Act applicable to banks such as the Bank. Following the reorganization, the Bank will not be required to file periodic or current reports or other materials with the SEC but will be required to file such periodic and current reports and other materials required under the Exchange Act with the FDIC. Among other things, the Bank will file annual, quarterly and periodic reports on Forms 10-K, 10-Q and 8-K with the FDIC and NASDAQ, and the Bank’s executive officers, directors and certain shareholders will be subject to the reporting requirements and prohibition on short-swing profits of Section 16 of the Exchange Act. In connection with the reorganization and the registration of the Bank’s common stock under the Exchange Act, an application will be made to the SEC to de-register the Company’s common stock.

Interests of Company Executive Officers and Directors in the Reorganization

The executive officers and directors of the Company will hold the same offices with the Bank after the reorganization as they held with the Company prior to the reorganization, and will continue to be entitled to the same compensation and equity-based and other incentive awards as they held immediately prior to the reorganization. As such, other than their interest as Company shareholders, the executive officers and directors of the Company do not have any material interests in the reorganization.

Conditions to the Reorganization

The respective obligations of the Company and the Bank to complete the reorganization are subject to various conditions prior to the reorganization. The conditions include the following:

•	approval and adoption of the plan of merger by the Company’s shareholders;

•	all regulatory approvals and third-party consents must have been obtained and remain in full force, including approval for listing on the NASDAQ Global Select Market of the Bank’s common stock to be issued in the reorganization, and all statutory waiting periods must have expired or been terminated;

•	the Company’s board of directors shall have received satisfactory evidence that the reorganization will not cause holders of Company common stock to recognize gain or loss for United States federal income tax purposes; and

•	the consummation of the reorganization shall not be illegal or otherwise prohibited and no temporary, preliminary or permanent restraining order preventing the consummation of the reorganization is in effect.

The parties may waive conditions to their obligations, if permitted by law. Shareholder approval and regulatory approvals may not be legally waived.

Termination; Amendment

Pursuant to its terms, at any time prior to the consummation of the reorganization, the plan of merger may be terminated and the reorganization abandoned by mutual consent of the Company’s and the Bank’s boards of directors. The plan of merger may be amended or modified at any time, before or after its approval by the Company’s shareholders, by mutual agreement as authorized by the Company’s and the Bank’s boards of directors, except that no amendment shall be made after the special meeting, that would require further approval by the Company’s or the Bank’s shareholders, without obtaining such approval.

Effect of Termination

If the plan of merger is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities thereunder.

Effective Time of the Reorganization

The parties expect that the reorganization will be consummated late in the second quarter or in the third quarter of 2017, or as soon as possible after the receipt of all regulatory and shareholder approvals, the expiration of all regulatory waiting periods and the satisfaction or waiver of all other conditions to the completion of the reorganization. The reorganization will be legally completed by the filing of articles of merger with the ASBD and the Arkansas Secretary of State.

Dissenters’ Rights

Introductory Information

Dissenters’ rights with respect to Company common stock are governed by the ABCA. Company shareholders have the right to dissent from the reorganization to obtain payment of the “fair value” of their shares (as specified in the statute) in the event the reorganization is consummated. Strict compliance with the dissent procedures is mandatory.

The term “fair value” means the value of a share of Company common stock immediately before the effective date of the reorganization taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the reorganization, unless exclusion would be inequitable.

The Company urges any Company shareholder who contemplates exercising her, his or its right to dissent to read carefully the provisions of Subchapter 13 of the ABCA, which are attached to this proxy statement/offering circular as Appendix B. Each Company shareholder who desires to dissent should read both the summary of Subchapter 13 provided below and the full text of the law. The Company cannot give any Company shareholder legal advice. To completely understand this law, each Company shareholder may want, and the Company encourages any Company shareholder seeking to dissent, to consult with her, his or its legal advisor. Any Company shareholder who wishes to dissent should not send in a signed proxy unless she, he or it marks her, his or its proxy to vote against the reorganization or such shareholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand required concerning any Company shareholder’s exercise of her, his or its dissenters’ rights to Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231, Attention: Corporate Secretary.

Act Carefully. The Company urges any shareholder who wishes to dissent to act carefully. The Company cannot and does not accept the risk of late or undelivered notices or demands. A shareholder who wishes to dissent may call the Company at 501-978-2265 and ask for the Corporate Secretary to receive confirmation that her, his or its notice or demand has been received. If a dissenting Company shareholder’s notices or demands are not timely received by the Company, then she, he or it will not be entitled to exercise her, his or its dissenters’ rights. Company shareholders bear the risk of non-delivery and of untimely delivery.

Summary of Subchapter 13 of the ABCA – Dissenters’ Rights

The following is a summary of Subchapter 13 of the ABCA and the procedures that a shareholder must follow to dissent from the proposed reorganization and to perfect her, his or its dissenters’ rights and receive cash if the plan of merger is approved and the reorganization is completed. This summary is qualified in its entirety by reference to Subchapter 13, which is reprinted in full as part of Appendix B to this proxy statement/offering circular. Appendix B should be reviewed carefully by any shareholder who wishes to perfect her, his or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Subchapter 13 will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed reorganization is completed, any shareholder who has properly perfected her, his or its statutory dissenters’ rights in accordance with Subchapter 13 has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Company common stock. By statute, the “fair value” is determined immediately prior to the completion of the reorganization and excludes any appreciation or depreciation in anticipation of the reorganization unless exclusion would be inequitable.

To exercise dissenters’ rights under Subchapter 13, a Company shareholder must:

•	deliver to the Company, before the vote is taken at the special meeting, written notice of her, his or its intent to demand payment for her, his or its shares of Company common stock if the reorganization is completed; and

•	not vote her, his or its shares in favor of approving and adopting the reorganization.

A shareholder who fails to satisfy both of these two requirements is not entitled to payment for her, his or its shares of Company common stock under Subchapter 13. In addition, the shares of Company common stock of any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be voted by the proxies in favor of approving and adopting the reorganization and such shareholder will not be entitled to assert dissenters’ rights.

If the reorganization is approved and adopted at the special meeting, the Company must deliver a written dissenters’ notice to all Company shareholders who satisfied the two requirements of Subchapter 13 described above. The Company dissenters’ notice must be sent no later than 10 days after the effective time (the date that the reorganization is completed) and must:

•	state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of those shares will be restricted after the demand for payment is received;

•	supply a form for demanding payment that includes the date of the announcement of the proposed reorganization to the public (April 11, 2017) and requires that the shareholder asserting dissenters’ rights certify whether or not he, she or it acquired beneficial ownership of such shares prior to said date;

•	set a date by which the Company must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the Company’s dissenters’ notice is delivered; and

•	be accompanied by a copy of Subchapter 13 of the ABCA.

A Company shareholder on the record date who receives the Company dissenters’ notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the Company dissenters’ notice and deposit her, his or its certificates in accordance with the terms of the Company dissenters’ notice. The Company may elect to withhold payment required by Subchapter 13 of the ABCA from the dissenting shareholder unless such shareholder was the beneficial owner of the shares prior to the public announcement of the reorganization (April 11, 2017). A dissenting shareholder will retain all other rights of a Company shareholder until those rights are canceled or modified by the completion of the reorganization. A shareholder who does not demand payment or deposit her, his or its share certificates where required, each by the date set in the Company dissenters’ notice, is not entitled to payment for her, his or its shares under Subchapter 13 of the ABCA or otherwise as a result of the reorganization, and such shareholder will be entitled to receive only the shares of common stock of the Bank issuable in the reorganization.

At the effective time or upon receipt of a demand for payment, the Company must offer to pay each dissenting shareholder who strictly and fully complied with Subchapter 13 of the ABCA the amount that the Company estimates to be the fair value of her, his or its shares, plus accrued interest from the effective time. The offer of payment must be accompanied by:

•	certain recent Company financial statements;

•	the Company’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under ABCA Section 4-27-1328; and

•	a copy of Subchapter 13 of the ABCA.

If a dissenting Company shareholder is dissatisfied with or rejects the Company’s calculation of fair value, such dissenting shareholder must notify the Company in writing of her, his or its own estimate of the fair value of those shares and the interest due, and may demand payment of her, his or its estimate.

A dissenting shareholder waives her, his or its right to dispute the Company’s calculation of fair value unless she, he or it notifies the Company of her, his or its demand in writing within 30 days after the Company makes or offers payment for such person’s shares.

If a demand for payment by a Company shareholder remains unsettled, the Company must commence a proceeding in the appropriate court, as specified in Subchapter 13 of the ABCA, within 60 days after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the 60-day period, the Company is required to pay each dissenting shareholder whose demand remains unsettled, the amount demanded. The Company is required to make all dissenting Company shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such person’s shares plus interest to the date of judgment that exceeds the amount paid by the corporation.

In an appraisal proceeding commenced under Subchapter 13 of the ABCA, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against the Company, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Subchapter 13 of the ABCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the Company if the court finds that the Company did not substantially comply with the requirements of Subchapter 13 of the ABCA, or against either the Company or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Subchapter 13 of the ABCA.

If the court finds that the services of the attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against the Company, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the ABCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to Subchapter 13 of the ABCA, which is reproduced in full in Appendix B to this proxy statement/offering circular and which is incorporated herein by reference.

Regulatory Approvals Required for the Reorganization

General

The Company will use commercially reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the reorganization. This includes the approval of the FDIC and the ASBD. The application seeking approval from the FDIC was submitted by the Company and the Bank on April 14, 2017 and the application seeking approval from the ASBD was submitted by the Company and the Bank on April 24, 2017. The Company cannot assure that such approval will be obtained or that there will not be any litigation challenging such approval.

The Company is not aware of any material governmental approvals or actions that are required prior to the reorganization other than those described below. The Company presently contemplates that it will seek any additional governmental approvals or actions that may be required; however, it cannot assure that it will obtain any such additional approvals or actions.

FDIC

The Bank Merger Act requires the prior written approval of the FDIC before any insured depository institution may merge or consolidate with any noninsured bank or institution.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the risk to the stability of the U.S. banking or financial system. In addition, the FDIC must consider the effectiveness of each insured depository institution involved in the proposed merger transaction in combatting money-laundering activities, including in overseas branches. Under the Community Reinvestment Act of 1977, the FDIC also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank.

Applicable regulations require publication of notice of an application for approval of a merger and an opportunity for the public to comment on the application in writing. Any merger approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

ASBD

The reorganization is subject to the approval of the Arkansas Bank Commissioner and the Arkansas State Banking Board after a public hearing following notice as prescribed by the Arkansas Banking Code.

The Arkansas Bank Commissioner shall approve the application if at the hearing both the Arkansas Bank Commissioner and the Arkansas State Banking Board find that:

•	The proposed reorganization provides adequate capital structure;

•	The terms of the plan of merger are fair;

•	The reorganization is not contrary to the public interest;

•	The proposed reorganization adequately provides for dissenters’ rights, if applicable; and

•	The requirements of all applicable state and federal laws have been complied with.

Accounting Treatment

For accounting purposes, the reorganization will be treated as a combination of related interests. The capitalization, assets, liabilities, income and financial statements of the Bank immediately following the reorganization will be substantially the same as the consolidated capitalization, assets, liabilities, income and financial statements of the Company immediately prior to the reorganization, all of which will be shown on the Bank’s books at their historical recorded values.

Resale of Bank of the Ozarks Common Stock

It is expected that the shares of Bank common stock to be issued to shareholders of the Company under the plan of merger will be listed on the NASDAQ Global Select Market and freely tradable by such shareholders without restriction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

The following discussion describes the material U.S. federal income tax consequences of the reorganization to U.S. holders (as defined below) of Company common stock. The following discussion is based upon the Internal Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to the Company or the Bank of the reorganization, nor does it address U.S. federal taxes other than income taxes (such as gift or estate tax liability or the alternative minimum tax), state, local or non-U.S. taxes or the Medicare tax on “net investment income.”

The reorganization is intended to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. However, the Company and the Bank have not sought and will not seek any ruling from the IRS regarding any matters relating to the reorganization and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion regarding the U.S. federal income tax consequences of the reorganization addresses only those holders of Company common stock that hold their Company common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income-tax consequences that may be relevant to particular holders of Company common stock in light of their individual circumstances or to holders of Company common stock that are subject to special rules, including but not limited to:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Company common stock art of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; or

•	holders who acquired their shares of Company common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships that hold Company common stock should consult their tax advisors about the tax consequences of the reorganization to them.

The actual tax consequences of the reorganization to you may be complex and will depend on your specific situation and on factors that are not within the control of the Company or the Bank. You should consult your tax advisor as to the tax consequences of the reorganization in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws and of changes in those laws.

Tax Consequences of the Reorganization Generally

The reorganization is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming such tax treatment and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences of the reorganization to a U.S. holder of Company common stock will be as follows:

•	no gain or loss will be recognized by a U.S. holder of Company common stock on the receipt of Bank common stock in exchange for Company common stock pursuant to the reorganization;

•	the aggregate basis of Bank common stock received by a U.S. holder of Company common stock in the reorganization will be the same as the aggregate basis of the Company common stock for which it is exchanged; and

•	the holding period of Bank common stock received in exchange for shares of Company common stock will include the holding period of the Company common stock for which it is exchanged.

If a U.S. holder of Company common stock acquired different blocks of Company common stock at different times or at different prices, such U.S. holder’s basis and holding period in the Bank common stock received in the reorganization will be determined separately with respect to each block of Company common stock held, and the shares of Bank common stock received will be allocated pro rata to each such block of stock. A block generally consists of shares acquired at the same cost in a single transaction. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Bank common stock received in the reorganization.

Character and Treatment of Recognized Gain or Loss

To the extent that any gain or loss is recognized by a U.S. holder, such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date of the reorganization, the holder’s holding period for the relevant shares is greater than one year. For U.S. holders of Company common stock that are non-corporate U.S. holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of Company common stock pursuant to the reorganization, if any, may, under certain circumstances, be subject to information reporting and backup withholding unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that U.S. federal income tax returns are timely and correctly filed with the Internal Revenue Service.

A U.S. holder of Company common stock who receives Bank common stock as a result of the reorganization will be required to retain records pertaining to the reorganization. Each U.S. holder of Company common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Bank common stock in the reorganization will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the reorganization, the date of the reorganization, such holder’s basis in the Company common stock surrendered and the fair market value of Bank common stock and cash received in the reorganization. A “significant holder” is a holder of Company common stock who, immediately before the reorganization, owned at least 5% of the outstanding capital stock of the Company.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any non-U.S., state or local tax consequences of the reorganization. Tax matters are very complicated, and the tax consequences of the reorganization to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or non-U.S. income or other tax consequences to you of the reorganization.

DESCRIPTION OF BANK CAPITAL STOCK AND COMPARISON OF SHAREHOLDERS’ RIGHTS

The following description summarizes the material terms of the Bank’s capital stock and describes the material differences, and some of the important similarities, between the rights of the Company’s and the Bank’s shareholders. Because it is only a summary, it may not contain all the information that is important to you. For a complete description, you should refer to the Bank’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and any applicable provisions of relevant law.

General

As a result of the reorganization, shareholders of the Company, an Arkansas corporation whose rights are presently governed by the ABCA and the Company’s articles of incorporation and bylaws, will become shareholders of the Bank and, as such, their rights will be governed by the Arkansas Banking Code and, to the extent the provisions of the ABCA are not in conflict with the provisions of the Arkansas Banking Code, the ABCA, as well as the Bank’s articles of incorporation and bylaws. As a result, there will be certain differences between the rights of the shareholders of the Company prior to the reorganization and the rights of the shareholders of the Bank following the reorganization.

The following is not intended to be complete and is qualified by reference to Arkansas law, the Bank’s articles of incorporation and bylaws and the Company’s articles of incorporation and bylaws. Copies of each of these documents will be sent to holders of shares of Company common stock upon request.

Authorized Capital Stock

The Bank’s articles of incorporation authorize the issuance of 300,000,000 shares of common stock, $0.01par value, of which 2,340 shares were issued and outstanding as of March 31, 2017, and 100,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding.

The Company’s articles of incorporation authorize the issuance of 300,000,000 shares of common stock, $0.01 par value, of which 121,575,047 shares were issued and outstanding as of March 31, 2017, and 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding.

Holders of the Bank’s and the Company’s common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the ABCA and, in the case of the Bank, the Arkansas Banking Code, and the regulations of the appropriate regulatory authorities, and to receive the net assets of the corporation upon dissolution.

Both the Bank’s and the Company’s board of directors may authorize the issuance of authorized but unissued shares of common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations or requirements of any national securities exchange on which such common stock is traded. The authorized but unissued shares of Bank or Company common stock are issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of the Bank or the Company. In addition, the sale of a substantial number of shares of Bank or Company common stock to persons who have an understanding with the Bank or Company, as the case may be, concerning the voting of such shares, or the distribution or declaration of a common stock dividend to the Bank’s or Company’s shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of the Bank or the Company.

Holders of the Bank’s common stock, like holders of the Company’s common stock, do not have any preemptive, conversion or redemption rights. The outstanding shares of the Bank’s and the Company’s common stock are fully paid and non-assessable.

As permitted under Arkansas law, the Bank’s and the Company’s articles of incorporation allow the board of directors to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as the board of directors may from time to time determine. Both boards of directors can, without shareholder approval (but in the case of the Bank, only with the approval of the ASBD), issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock and may assist management in impeding an unfriendly takeover or attempted takeover. The Company has no issued or outstanding preferred stock, and the board of directors of the Bank has no present plan or understanding to issue any preferred stock.

The approval of the Arkansas Bank Commissioner is required in order for the Bank to repurchase shares of its capital stock (other than payments to shareholders who have perfected dissenters’ rights in connection with a transaction).

Directors and Absence of Cumulative Voting

Under Arkansas law, the number of directors may be fixed or changed by the shareholders or by the directors if so authorized by the articles of incorporation or bylaws. Each of the Bank’s and the Company’s articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors and shall not be less than three (3) nor more than twenty (20). As of the date of this proxy statement/offering circular, the number of directors of both the Bank and the Company was fixed at sixteen (16) and the Bank and the Company have the same directors. Cumulative voting is not permitted by the Company’s articles of incorporation and is expressly prohibited by the Bank’s articles of incorporation.

The Company’s articles of incorporation authorize its board, by resolution, to divide the directors into two or three classes, with the members of each class to be elected for staggered two- or three-year terms, as applicable. Despite this authorization, the Company’s board of directors has not resolved to classify the directors and presently all directors are elected annually for one-year terms. The Bank’s articles of incorporation do not authorize the board of directors to divide the directors into staggered classes.

The Company’s directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a quorum is present. The Bank’s directors are elected by a plurality, in a contested election, or a majority, in an uncontested election, of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a quorum is present. A “plurality” means the individuals who receive the greatest number of votes cast “FOR” are elected as directors, and a “majority” means that the number of shares voted “FOR” an individual’s election exceeds the number of shares voted “AGAINST” that nominee’s election.

Both the Bank’s and the Company’s bylaws contain a resignation provision pursuant to which any nominee for director of the Company who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election, or any nominee for director of the Bank who does not receive a majority of the votes cast in an uncontested election, must tender to the Company or Bank board of directors, as applicable, his or her resignation as a director, which will become effective upon acceptance by the board of directors. Within 90 days following the certification of the election results, the Bank or Company board of directors, as applicable, must publicly disclose its decision to either accept or reject the tendered resignation and, if rejected, its reasons for doing so.

The articles of incorporation of the Bank and the Company both provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the number of directors) shall be filled by the affirmative vote of a majority of the remaining directors for the unexpired term.

Removal of Directors

Each of the Bank’s and the Company’s articles of incorporation provide that a director may be removed only for cause, and then only by the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote in the election of such director, at a special meeting of shareholders called for such purpose.

Limitations on Director Liability

Each of the Bank’s and the Company’s articles of incorporation provide that a director will not be personally liable for monetary damages arising from his or her breach of fiduciary duty as a director. This provision, however, does not eliminate or limit the liability of the Bank’s or the Company’s directors for (1) any breach of the director’s duty of loyalty to the Bank or the Company, respectively, or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under the ABCA for unlawful distributions, (4) any transaction from which the director received an improper personal benefit, or (5) any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than the Bank or the Company, respectively, or its shareholders.

Indemnification

The ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) a majority vote of a quorum consisting of directors who were not party to such suit, (2) if such quorum is unobtainable and the board of directors so directs, by special legal counsel, or (3) by the shareholders.

The ASBD, by order of the Arkansas Bank Commissioner, permits state-chartered banks to indemnify officers, directors and other persons to the maximum extent permitted by the ABCA; provided, that such power shall not be construed to allow indemnification of officers, directors or other persons against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency if the proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such individual or individuals in the form of payments to a state-chartered bank.

The Company’s articles of incorporation provide that the Company shall indemnify any person who is or was serving as a director, officer, employee or agent of the Company (or who was serving in such capacity for another corporation or entity at the request of the Company) to the full extent permitted by the ABCA. The Bank’s articles of incorporation provide that the Bank shall indemnify any person who is or was serving as a director or officer of the Bank (or who was serving in such capacity for another corporation or entity at the request of the Bank) to the full extent permitted by the ABCA and the ASBD.

The rights of indemnification provided in the Company’s and the Bank’s articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Company’s articles of incorporation authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, and the Bank’s articles of incorporation authorize the Bank to maintain insurance on behalf of any person who is or was a director or officer of the Bank, in each case whether or not the Company or the Bank, respectively, would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving in such capacities and to enable the Company and the Bank to attract and retain the best personnel available.

The Company is party to indemnification agreements with its directors and executive officers that will be assumed by the Bank in connection with the reorganization.

Special Meetings of Shareholders

Special meetings of the shareholders of the Company or the Bank may be called only by the chairman of the board of directors, the chief executive officer, the board of directors, or by a duly designated committee of the board of directors. At the request of holders of at least ten percent (10%) of the shares entitled to vote, the chairman or the chief executive officer of the Company or the Bank, as applicable, shall call a special meeting of the shareholders.

In order to request a special meeting of the Bank’s shareholders as described above, the requisite percentage of Bank shareholders must deliver a special meeting request that includes, among other things, a statement of the purpose of the meeting and the matters proposed to be acted on, the name and address of each requesting shareholder and/or beneficial owner, evidence of the share ownership of such persons, a description of any material interest of such persons in the business proposed for the special meeting, a description of any arrangements between such persons and any other persons regarding the special meeting, a representation whether such persons will appear in person or by proxy at the special meeting to present the proposal(s), a representation whether such shareholders intend to solicit proxies with respect to the proposal(s), and information relating to each shareholder that is required pursuant to Regulation 14A of the Exchange Act. In addition, the special meeting request must relate to an item of business that is a proper subject for shareholder action under law, it may not be received during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, a similar item may not have been presented at any shareholder meeting held in the preceding 120 days or included in the Bank’s notice to be brought before a called but not yet held shareholder meeting, and it may not violate Regulation 14A or other applicable law. In lieu of calling a special meeting requested by the shareholders, the Bank’s board of directors may present a similar item for shareholder approval at any other shareholder meeting held within 120 days following the Bank’s receipt of the special meeting request.

Shareholder Action by Written Consent

For both the Company and the Bank, shareholder action on a proposal to increase the capital stock or bonded indebtedness may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders. Any other action required or permitted to be taken at a meeting of shareholders of the Company or the Bank may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Annual Meeting Shareholder Proposals and Advance Notice Requirement

The bylaws of both the Company and the Bank provide that the only matters that may be transacted at an annual meeting of shareholders are those matters that are specified in the notice of the meeting, otherwise properly brought before the meeting by the board of directors, or otherwise brought before the annual meeting by a shareholder (i) who was a shareholder of record at the time of giving notice and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) who complies with the notice procedures in the Company’s or the Bank’s bylaws, as applicable.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder of the Company or the Bank, such shareholder must have given timely notice of the matter in proper written form to the Company’s or the Bank’s secretary.

To be timely, a Company or Bank’s shareholder’s notice must be delivered to or mailed and received at the principal executive office of the Company or the Bank not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Company or the Bank no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock which are owned beneficially or of record by such shareholder, and (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

Amendment of Corporate Charter and Bylaws

Under the ABCA, the board of directors may amend the articles of incorporation to extend the corporation’s duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares voting thereon (assuming the presence of a quorum), voting together as a single class, as well as any such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the matter, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, election and removal of directors.

Under the Arkansas Banking Code and the Bank’s bylaws, any amendment to the Bank’s articles of incorporation must be approved first by the Bank’s board of directors, and thereafter by a majority of each class of stock entitled to vote on the proposed amendment; provided, that the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the matter, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, election and removal of directors. Any amendment to the Bank’s articles of incorporation must also be approved by the Arkansas State Banking Board and the Arkansas Bank Commissioner.

The bylaws of the Company and the Bank may be amended by the board of directors or the shareholders. Amendment of the bylaws by the board of directors requires the affirmative vote of a majority of the directors then in office. Shareholders of the Company can amend the bylaws at an annual or special meeting of the shareholders at which a quorum is present; shareholders of the Bank can amend the bylaws at an annual meeting at which a quorum is present. A shareholder amendment of the Company’s or Bank’s bylaws requires the affirmative vote of a majority of the shares voted thereon.

Takeover Protection Statutes

Neither the ABCA nor the Arkansas Banking Code has a corporate takeover protection statute.

Shareholders’ Rights to Examine Books and Records

Arkansas law provides a shareholder and his, her or its agent or attorney with a right to inspect (beginning two (2) business days after notice of a meeting is given) and copy the corporation’s shareholder list. Arkansas law also permits any shareholder, on at least five (5) business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect,

(2) board resolutions of the corporation relating to the creation or fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three years, (4) the names and business addresses of the current directors and officers and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, (c) the record of shareholders, and (d) the shareholder list as described above, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

Shareholder Rights Plan

Neither the Bank nor the Company currently has a shareholder rights plan in effect, and neither the Bank nor the Company has any present plans or agreements to adopt such a plan.

INFORMATION ABOUT THE COMPANIES

General

Bank of the Ozarks, Inc., an Arkansas corporation, is the parent bank holding company for Bank of the Ozarks, an Arkansas state banking corporation. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” At March 31, 2017, the Company had consolidated total assets of approximately $19.15 billion, total deposits of approximately $15.71 billion and total common shareholders’ equity of approximately $2.87 billion. At March 31, 2017, the Bank conducted operations through 250 offices, including offices in Arkansas, Georgia, Florida, North Carolina, Texas, Alabama, South Carolina, New York and California.

The principal executive offices of the Company and the Bank are located at 17901 Chenal Parkway, Little Rock, Arkansas 72223, and the telephone number is (501) 978-2265.

Security Ownership of Management and Principal Shareholders of the Company

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 31, 2017, unless otherwise noted, by (1) by each director, director nominee and named executive officer of the Company, (2) all directors, director nominees and executive officers of the Company as a group and (3) each person who is known by the Company to own beneficially 5% or more of the Company’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class(1)
Directors and Executive Officers
George and Linda Gleason	6,052,763	(2)	4.98%
Nicholas Brown	19,044		*
John Carter	20,496		*
Paula Cholmondeley	5,013		*
Richard Cisne	106,877		*
Robert East	159,544	(3)	*
Kathleen Franklin	—		*
Catherine B. Freedberg	129,855	(4)	*
Peter Kenny	16,600		*
William Koefoed, Jr.	2,544		*
Henry Mariani	101,955	(5)	*
Greg McKinney	114,612		*
Walter J. Mullen	4,860		*
Robert Proost	19,544		*
John Reynolds	33,130		*
Dan Thomas	187,239		*
Tyler Vance	116,147		*
Ross Whipple	779,930	(6)	*
Directors, Director Nominees and Executive Officers as a group (27 persons)	8,144,102		6.70%

5% Shareholders (not otherwise named above)(7)
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	10,173,697	(8)	8.39%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,317,557	(9)	7.68%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,293,554	(10)	7.66%

*	Less than one percent.

(1)	The percentage calculations are based on 121,575,047 shares of our common stock outstanding as of the close of business on March 31, 2017. Includes beneficial ownership of shares of common stock with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan, shares underlying presently exercisable options (or options exercisable on or within 60 days after March 31, 2017) granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after March 31, 2017) are held by the directors and executive officers as a group in the amount of 293,000, and held by the named individuals in the amounts as follows: George Gleason (64,000); Linda Gleason (30,000); Nicholas Brown (10,000); Richard Cisne (26,000); Robert East (26,000); Catherine Freedberg (8,000); Peter Kenny (8,000); Greg McKinney (32,000); John Reynolds (10,000); Dan Thomas (56,000); Ross Whipple (4,000); and all other executive officers (19,000).
(2)	The amount includes (a) 1,115,070 shares, including 64,000 shares subject to exercisable options, owned directly by Mr. Gleason, (b) 2,571,200 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 1,980,974 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 12,219 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 193,176 shares, including 30,000 shares subject to exercisable options, owned directly by Mrs. Gleason, and (f) 180,124 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries.
(3)	Includes 1,400 shares held by Mr. East’s spouse.
(4)	Includes (a) 20,106 shares, including 8,000 shares subject to exercisable options, owned directly by Dr. Freedberg, (b) 92,305 shares owned by a trust for which Dr. Freedberg is sole trustee and the sole beneficiary is an immediate family member, and (c) 17,444 shares owned by a trust in which Dr. Freedberg has a 25% income interest.
(5)	Includes 1,920 shares held by Mr. Mariani’s spouse. 28,000 shares of Mr. Mariani’s directly owned shares are pledged as security for a loan with an unrelated bank.
(6)	Includes (a) 79,930 shares, including 4,000 shares subject to exercisable options, owned directly by Mr. Whipple and (b) 700,000 shares owned by a limited liability limited partnership whose partners consist of Mr. Whipple and immediate family members.
(7)	Based on information supplied by principal shareholders and a review of information on file with the SEC.
(8)	As reported on Schedule 13G/A, dated as of February 9, 2017 and filed with the SEC on the same date, Wellington Management Group LLP has shared voting power with respect to 9,962,616 and shared dispositive power with respect to 10,173,697 shares and no sole voting or sole dispositive power with respect to any shares.
(9)	As reported on Schedule 13G/A, dated as of January 18, 2017 and filed with the SEC on January 19, 2017, BlackRock, Inc. has sole voting power with respect to 9,075,419 and sole dispositive power with respect to 9,317,557 shares and no shared voting or shared dispositive power with respect to any shares.

(10)	As reported on Schedule 13G/A, dated as of February 9, 2017 and filed with the SEC on February 10, 2017, the Vanguard Group, Inc. has sole voting power with respect to 177,950 shares, sole dispositive power with respect to 9,111,380 shares, shared voting power with respect to 9,660 shares and shared dispositive power with respect to 182,174 shares.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

Because the Company and the Bank anticipate that the reorganization will be completed late in the second quarter or in the third quarter of 2017, the Company does not intend to hold a 2018 annual meeting of shareholders. However, if the reorganization is not completed within that time period and the Company does hold a 2018 annual meeting of shareholders, Company shareholders may submit proposals on matters appropriate for shareholder action at that meeting in accordance with Rule 14a-8 of the Exchange Act. Shareholders wishing to include proposals in the proxy materials in relation to Company’s 2018 annual meeting of shareholders must submit the same to the Corporate Secretary of the Company at Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811, which must have been received by at the Company’s executive office on or before November 14, 2017. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the Company’s 2018 annual meeting of shareholders. If the reorganization is completed within the expected time period, then the Bank (rather than the Company) will hold a 2018 annual meeting of shareholders and Bank shareholders wishing to submit proposals on matters appropriate for shareholder action for inclusion in the Bank’s proxy materials for its 2018 annual meeting of shareholders must submit the same to the Corporate Secretary of the Bank, at the same address, received by the Bank on or before the same date, and complying with the other requirements of Rule 14a-8 of the Exchange Act in order to be eligible for inclusion in the proxy statement for the Bank’s 2018 annual meeting of shareholders.

In addition, the Company’s bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before an annual meeting or nominations of persons for election to the board of directors to be properly made at an annual meeting by a shareholder, notice must be received by the Corporate Secretary of the Company at the Company’s offices not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s immediately preceding annual meeting of shareholders. In the event that the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. To be in proper written form, a shareholder’s notice to the Company’s Corporate Secretary must, among other things, set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such shareholder, and (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act. A copy of the Company’s bylaws may be obtained upon written request to the Corporate Secretary of the Company.

Accordingly, a shareholder who intends to raise a proposal to be acted upon at the 2018 annual meeting of shareholders, but who does not desire to include the proposal in the Company’s 2018 proxy statement, must inform the Company by sending written notice to the Company’s Corporate Secretary at Bank of the Ozarks, Inc., P. O. Box 8811, Little Rock, Arkansas 72231-8811, no earlier than January 8, 2018 nor later than February 7, 2018. The persons named as proxies in the Company’s proxy for the 2018 annual meeting of shareholders may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting. If the reorganization is completed within the expected time period and the Bank holds a 2018 annual meeting of shareholders, the Bank’s bylaws contain the same advance notice requirements, including the same timing requirements with respect to written notice of proposals, as the Company’s requirements described above.

Neither the Company nor the Bank has authorized anyone to give any information or make any representation about the reorganization or the parties thereto that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

Appendix A

AGREEMENT AND PLAN OF MERGER BY AND BETWEEN

BANK OF THE OZARKS, INC. AND BANK OF THE OZARKS

THIS AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”) is made and entered into as of the 10th day of April, 2017, by and between Bank of the Ozarks, Inc. (“Company”), an Arkansas business corporation, and Bank of the Ozarks (“Bank”), an Arkansas banking corporation.

PREAMBLE

Each of the Boards of Directors of Company and Bank deems it advisable and in the best interest of each of their respective institutions and their respective shareholders for Company to be merged with and into Bank (the “Merger”) on the terms and conditions provided in this Plan of Merger. It is intended that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Bank hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions of the Merger.

ARTICLE ONE

TERMS OF MERGER

1.1     Merger. Subject to the terms and conditions of this Plan of Merger, at the time the Merger becomes effective under applicable law (the “Effective Time”), Company shall be merged with and into Bank in accordance with the provisions of and with the effect provided in Subchapter 11 of the Arkansas Business Corporation Act (the “Business Corporation Act”), particularly, Arkansas Code Annotated § 4-27-1101 and §§ 4-27-1106 – 4-27-1110, inclusive, and with the particular effect provided in Arkansas Code Annotated § 4-27-1110, and in accordance with the provisions of and with the effect provided in the Arkansas Banking Code of 1997, as amended (the “Banking Code”), particularly Arkansas Code Annotated § 23-48-503, as said section has been amended by Act 548 of the Acts of the 2017 General Assembly of Arkansas. Bank shall be the surviving entity resulting from the Merger (the “Surviving Entity”) and shall continue to be a state banking corporation governed by the laws of the state of Arkansas. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of Company and Bank shall vest in the Surviving Entity and all debts, liabilities and duties of Company and Bank shall become the debts, liabilities and duties of the Surviving Entity. The Merger shall be consummated pursuant to the terms of this Plan of Merger.

1.2     Filing. At a time mutually selected by Company and Bank, the parties will cause the Merger to be consummated by filing properly executed Articles of Merger (the “Articles of Merger”) with the Secretary of State of the state of Arkansas, in accordance with the Business Corporation Act, and the Arkansas Bank Commissioner, in accordance with the Banking Code, together with such other certificates, instruments and documents as are necessary to be filed in connection therewith under applicable law.

1.3     Effective Time of the Merger. The Merger shall become effective, and the Effective Time shall occur, upon the date and time as set forth in the Articles of Merger, or if not provided for therein, upon the acceptance of the Articles of Merger by the Secretary of State of the state of Arkansas and by the Arkansas Bank Commissioner.

1.4     Business and Name of Surviving Entity. The business of the Surviving Entity from and after the Effective Time shall be that of a state banking corporation organized under the laws of the state of Arkansas. The business of the Surviving Entity shall be conducted from its main office and at its legally established branches, which shall also include all branches, whether in operation or approved but unopened, and whether within or outside the state of Arkansas, at the Effective Time. The legal name of the Surviving Entity shall be “Bank of the Ozarks.”

1.5     Charter. The Amended and Restated Articles of Incorporation of Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity immediately following the Effective Time, until otherwise amended or repealed.

1.6     Bylaws. The Amended and Restated Bylaws of Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity immediately following the Effective Time, until otherwise amended or repealed.

1.7     Directors and Officers.

(a)    The directors of the Surviving Entity upon the Effective Time shall consist of the incumbent directors of Bank, who shall serve as directors of the Surviving Entity from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

(b)    The officers of the Surviving Entity upon the Effective Time shall be the incumbent officers of Bank immediately prior to the Effective Time, who shall serve as officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity.

1.8     Dissenters’ Rights. In accordance with § 4-27-1301 et seq. of the Business Corporation Act, and subject to compliance with the provisions thereof, holders of Company Common Stock shall be entitled to dissenters’ rights in connection with the Merger.

1.9     Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Merger, Company shall be deemed to have granted to the Surviving Entity, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to carry out the purposes of this Plan of Merger, and the officers and directors of the Surviving Entity are authorized in the name of Company to take any and all such action.

ARTICLE TWO

MANNER OF CONVERTING SHARES; ASSUMPTION OF EQUITY PLANS AND EQUITY AWARDS

2.1     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Company or Bank, or the holders of any of their securities, each of the following transactions shall be deemed to occur simultaneously:

(a)    Each share of Company Common Stock, par value $0.01, issued and outstanding immediately prior to the Effective Time, shall be converted into and thereafter represent, for all purposes, one validly issued, fully paid, and nonassessable share of the Surviving Entity’s Common Stock, par value $0.01, authorized pursuant to the Articles of Incorporation of the Surviving Entity. From and after the Effective Time, each stock certificate that immediately prior to the Effective Time represented shares of Company Common Stock shall, for all purposes, represent an equal number of shares of Common Stock of the Surviving Entity; provided, however, that from and after the Effective Time, the holders of such stock certificates shall be entitled to surrender such certificates to the Surviving Entity’s transfer agent and to receive in exchange therefor new certificates evidencing such shares of the Surviving Entity’s Common Stock or such shares of the Surviving Entity’s Common Stock in book entry form.

(b)    Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

2.2     Assumption of Equity Plans, Other Plans and Outstanding Equity Awards.

(a)    At the Effective Time, by operation of this Plan of Merger, Company shall assign to Bank, and Bank, as the Surviving Entity, shall assume and agree to perform, all obligations of Company pursuant to (i) the

Equity Plans, (ii) the Other Plans (including awards thereunder) and (iii) the Equity Awards. Each Equity Award so assumed by Bank under this Plan of Merger will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Plan and any grant agreements thereunder in effect immediately prior to the Effective Time, including, without limitation, the performance goals, if any, as then in effect, vesting schedules (without acceleration thereof by virtue of the Merger or the transactions contemplated hereby) and per share exercise price, as applicable.

(b)    At the Effective Time, the Equity Plans, the Other Plans, the Equity Awards and any grant agreements shall each automatically be deemed to be amended as necessary to provide that references to Company in such agreements shall be read to refer to Bank. Company and Bank agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver any and all instruments, agreements or documents necessary or desirable to effect or memorialize the assignments and assumptions contemplated by this Section 2.2.

(c)    For purposes of this Section 2.2, the terms “Equity Plans,” “Other Plans” and “Equity Awards” shall have the meanings provided below:

(i)    “Equity Plans” means all equity compensation plans and equity incentive plans of Company and any of its predecessors, which provide for the purchase, grant or issuance of Company Common Stock or awards convertible into or exchangeable for Company Common Stock.

(ii)    “Other Plans” means all compensation, retirement, benefit, incentive or other similar plans, including for the avoidance of doubt, any deferred compensation or 401(k) plan, for directors, officers or employees of Company, other than the Equity Plans, and any employment, indemnification or similar agreement.

(iii)    “Equity Awards” means all unvested time-based and performance-based restricted stock and restricted stock units, all options, stock appreciation rights, phantom units and any other equity or equity-based awards granted under the Equity Plans.

2.3     Reservation of Shares. At or prior to the Effective Time, Bank will reserve sufficient shares of Bank Common Stock to provide for the issuance of Bank Common Stock under the Equity Plans and each Equity Award.

ARTICLE THREE

CONDITIONS OF MERGER

3.1     Conditions Precedent. The obligations of the parties to this Plan of Merger to consummate the Merger and the transactions contemplated by this Plan of Merger shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a)    No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(b)    The Board of Directors of Company shall have received evidence in form and substance reasonably satisfactory to it that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

(c)    This Plan of Merger and the transactions contemplated hereby shall have received the requisite approval of the shareholders of Company.

(d)    All regulatory approvals required to consummate the Merger in the manner contemplated herein shall have been obtained, including the approval for listing on The NASDAQ Global Select Market of the Bank Common Stock to be issued in the Merger, and shall remain in full force and all statutory waiting periods in respect thereof shall have expired or been terminated.

(e)    The Board of Directors of Company shall not have determined that the Merger is not in the best interests of Company or its shareholders.

(f)    All third party consents and approvals required, or deemed by the Board of Directors of Company advisable, to be obtained under any material note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, plan, instrument or obligation to which Company or any subsidiary or affiliate of Company is a party, or by which Company or any subsidiary or affiliate of Company, or any property of Company or any subsidiary or affiliate of Company, may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by Company or its subsidiary or affiliate, as the case may be.

ARTICLE FOUR

COVENANTS

4.1 Equity Plans and Other Plans. Company and Bank will take or cause to be taken all actions necessary or desirable in order for Bank to assume the Equity Plans and the Other Plans, each grant agreement entered into pursuant thereto, and each Equity Award granted thereunder, all to the extent deemed appropriate by Company and Bank and permitted under applicable law.

4.2     Insurance. Bank shall procure insurance or cause the assignment and assumption of the insurance policies of Company such that, upon consummation of the Merger, the Surviving Entity shall have insurance coverage that is substantially identical to the insurance coverage held by Company immediately prior to the Merger.

4.3    Assumption of Agreements. Company and Bank will take or cause to be taken all actions necessary or desirable in order for Bank to assume and perform the obligations of Company under all agreements of Company, all to the extent deemed appropriate by Company and Bank and permitted under applicable law.

4.4     Tax Treatment. The parties hereto acknowledge that the Merger is intended to constitute a tax-free reorganization pursuant to Section 368(a) of the Code, and shall file all tax returns consistent with such treatment. Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, for such treatment.

ARTICLE FIVE

TERMINATION AND AMENDMENT

5.1     Termination. Notwithstanding the approval of this Plan of Merger by the shareholders of Company and Bank, this Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the Board of Directors of Company and the Board of Directors of Bank.

5.2     Effect of Termination. In the event of the termination and abandonment of this Plan of Merger pursuant to Section 5.1 immediately preceding, this Plan of Merger shall become void and have no effect.

5.3     Amendment. This Plan of Merger may be amended, modified or supplemented by written agreement of each party, authorized by resolutions adopted by the respective Boards of Directors of Company and Bank at any time prior to the Effective Time; provided, however, that no amendment of this Plan of Merger may be made after approval of this Plan of Merger by the shareholders of either Company or Bank, other than amendments which by law do not require further approval by the shareholders of Company or Bank, unless such amendment is approved by such shareholders.

5.4     Other Obligations. Company and Bank agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing prior to the Effective Time in favor of current or former directors or officers of Company as provided in Company’s Articles of Incorporation, Bylaws, under law or by any existing indemnification agreements or arrangements of Company shall survive the Merger and become the obligations of the Surviving Entity.

ARTICLE SIX

MISCELLANEOUS

6.1     Governing Law. This Plan of Merger shall be governed by and construed in accordance with the internal substantive laws of the state of Arkansas without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the state of Arkansas.

6.2     Limitations on Rights of Parties. Nothing expressed or implied in this Plan of Merger is intended to or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Plan of Merger or any transaction contemplated hereby, other than in strict accordance with the provisions of Section 1.8 of this Plan of Merger.

6.3     Counterparts. This Plan of Merger may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Plan of Merger scanned and delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Plan of Merger.

IN WITNESS WHEREOF, Company and Bank have entered into this Plan of Merger as of the date first set forth above.

BANK OF THE OZARKS, INC. an Arkansas business corporation		BANK OF THE OZARKS an Arkansas state banking corporation

By:	/s/ Greg McKinney	By:	/s/ Greg McKinney
Name:	Greg McKinney	Name:	Greg McKinney
Title:	Chief Financial Officer and Chief Accounting Officer	Title:	Chief Financial Officer and Chief Accounting Officer

Appendix B

Arkansas Code Annotated § 4-27-1301 et. seq.

Dissenters’ Rights For Company Shareholders

§4-27-1301. Definitions.

In this subchapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 – 4-27-1328.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§4-27-1302. Right of dissent.

(a) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(1) Consummation of a plan of conversion to which the corporation is a party;

(2) Consummation of a plan of merger to which the corporation is a party if:

(A)	Shareholder approval is required for the merger by § 4-27-1107 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B)	The corporation is a subsidiary that is merged with its parent under § 4-27-1108;

(3) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(4) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(5) An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or

(6) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this subchapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§4-27-1303. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) he submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

§4-27-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 4-27-1322.

§4-27-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.

§4-27-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 4-27-1321.

(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date subsection (a) the notice is delivered; and

(5) be accompanied by a copy of this subchapter.

§4-27-1323. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subchapter.

§4-27-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under § 4-27-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§4-27-1325. Payment.

(a) Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under § 4-27-1328; and

(5) a copy of this subchapter.

§4-27-1326. Failure to take action.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under § 4-27-1322 and repeat the payment demand procedure.

§4-27-1327. After-acquired shares.

(a) A corporation may elect to withhold payment required by § 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 4-27-1328.

§4-27-1328. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation’s offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

(1) the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

§4-27-1330. Court action.

(a) If a demand for payment under § 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office is located or the Pulaski County Circuit Court if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 4-27-1327.

§4-27-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under § 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 4-27-1328.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 4-27-1320 – 4-27-1328; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

17901 CHENAL PARKWAY P.O. BOX 8811 LITTLE ROCK, AR 72231-8811

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E28747-S58324	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANK OF THE OZARKS, INC.

Vote on Proposals
The Board of Directors recommends you vote FOR the following Proposals.	For	Against	Abstain
1.

REORGANIZATION PROPOSAL. To adopt the Agreement and Plan of Merger, dated as of April 10, 2017, by and between the Company and its wholly-owned subsidiary, Bank of the Ozarks, as such plan of merger may be amended from time to time, and the reorganization.

	☐	☐	☐
2.

ADJOURNMENT PROPOSAL. To authorize the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the reorganization proposal or to vote on other matters properly brought before the special meeting.

	☐	☐	☐
OTHER BUSINESS. On any other matter properly presented for action by shareholders at the special meeting, such as any matters incident to the conduct of the meeting, the proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. In accordance with applicable law, only business within the purposes described in the meeting notice may be conducted at the special meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com.
E28748-S58324

BANK OF THE OZARKS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 23, 2017

The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the “Company”) hereby appoint(s) George Gleason, Greg McKinney and Tyler Vance and each or any of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the Special Meeting of Shareholders to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, AR 72223, on Friday, June 23, 2017 at 8:30 a.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 10, 2017, BY AND BETWEEN THE COMPANY AND ITS WHOLLY-OWNED SUBSIDIARY, BANK OF THE OZARKS, AS SUCH PLAN OF MERGER MAY BE AMENDED FROM TIME TO TIME, AND THE REORGANIZATION IN PROPOSAL 1 AND “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, INCLUDING ADJOURNMENTS TO PERMIT FURTHER SOLICITATION OF PROXIES IN FAVOR OF THE REORGANIZATION PROPOSAL OR TO VOTE ON OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING IN PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side
V.1.1